Exhibit 99.1
------------

BRAD:

Since focusing our efforts last year on drug development we received mention from three scientific magazines, achieved the strongest cash position since the Company's founding, entered into a drug development joint venture that retains the marketing rights to GCS-100, attracted investment from a number of institutional investors and advanced GCS-100 into a new dose escalation clinical trial.

We started a dose escalation trial in February. Through May, we have increased the dose from 20mg/m2 up to 62.5mg/m2 with no dose limiting toxicity observed. Earlier this week, we enrolled patients at 80mg/m2, the highest level in the protocol for this trial. This is four times the dose used in the previously completed Phase IIa trials for colorectal and pancreatic cancer.

We are also building value for GCS-100 through internal and collaborative research focused on how it regulates cellular pathways and specifically identifying the specific mechanisms of action. Through research conducted over the last year, we know that GCS-100 is effecting and or inducing multiple mechanisms of action that may likely be responsible for its anti-cancer activity. These exciting discoveries will be presented to the scientific community and the public as soon as possible.

We announced the completion of the pancreatic trial in April. We received the raw data within the past two weeks, which is being reviewed, and we seek to publish and/or present it as soon as possible.

We have shown initial clinical activity, identified the mechanisms of action likely responsible for this activity and intend soon to apply for Fast Track status with the FDA. Therefore, we have determined that it is important that we modify our current clinical-scale manufacturing capability to a scale and process compatible with full commercial-scale prior to starting our pivotal clinical trials for marketing approval.

The challenge in this regulatory environment for all biotech companies is to make sure the manufacturing and test methods are tracking sufficiently ahead of the clinical program. We plan to conduct our pivotal clinical trials with the drug that is produced using a process that will later be used in a market launch assuming a successful NDA. Manufacturing issues or changes that are made during pivotal trials often delay the approval of new therapies. Our decision to modify the manufacturing process now should significantly reduce the risk of potential, costly delays to approval and market launch.

Other advantages to modifying the manufacturing process are making GCS-100 more compatible for use in combination with certain standard drugs in large indications such as breast cancer. In addition, we anticipate that the developments we are working on will form the foundation to lead to a solid dosage form for future oral administration.

In addition to our focus on and substantial resources devoted to GCS-100, we are currently reviewing several technologies and have signed option agreements on two of them. This effort to expand our technology pipeline will utilize our technical and financial expertise to build shareholder value.

Speaking of expertise, I would like to welcome Dr. Chris Szustkiewicz to the GlycoGenesys team. Chris brings many years of experience in drug development and clinical trial management. As Senior Vice President of Operations and Development, Chris is responsible for managing the drug development process and building our team of experts by adding new members to the development team. As we continue to build our internal team and seek the expert advise of specialized consultants, we enhance our ability to control our forward progress.

Looking forward, we will continue our current dose escalation clinical trial and get ready for future pivotal trials while preparing our research findings for publication. As we move GCS-100 through the clinical process, we will add additional drug candidates to the pipeline. These efforts are all aimed at creating future shareholder value.